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                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS






Marine Management Systems, Inc.
Stamford, Connecticut


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 16, 1996, except for the waivers discussed in Note 6 as to which the date is January 10, 1997, relating to the financial statements of Marine Management Systems, Inc. which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.




                                           BDO Seidman, LLP




Valhalla, New York
January 31, 1997